Exhibit 12
                                                                     -----------

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Six Months ended June 30, 2002
                             (Dollars In Thousands)



EARNINGS:
 Income from Continuing Operations before income taxes            $  (1,532,038)
 Add (Deduct):
  Earnings on Equity Method                                             (18,807)
  Distributions from Minority Subsidiaries                                6,217
  Minority interests in pre-tax income of subsidiaries that
    do not have fixed charges                                            (5,175)
                                                                  --------------
                                                                  $  (1,549,803)
    Add fixed charges:
      Consolidated interest expense                               $      71,124
      Interest Portion (1/3) of Consolidated Rent Expense                 9,322
                                                                  --------------
                                                                  $  (1,469,357)
                                                                  ==============

FIXED CHARGES:
    Consolidated interest expense                                 $      71,124
    Interest Portion (1/3) of Consolidated Rent Expense                   9,322
                                                                  --------------
                                                                  $      80,446
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES                                       (18.27)
                                                                  ==============


    Tax-Effected Redeemable Preferred Dividends                   $          18
    Fixed Charges                                                        80,446
                                                                  --------------
    Fixed Charges and Redeemable Preferred Dividends              $      80,464
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                     (18.26)
                                                                  ==============

    Tax-Effected Preferred Dividends                              $         388
    Fixed Charges                                                        80,446
                                                                  --------------
    Fixed Charges and Preferred Dividends                         $      80,834
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                (18.18)
                                                                  ==============
The dollar deficiency resulting in less than one-to-one coverage is $1,549,803.